                                  EXHIBIT 99.1

                              CAUTIONARY STATEMENTS

         From time to time, Hines Horticulture, Inc. may publish, verbally or in written form, forward-looking statements relating to such matters as anticipated financial or operational performance, business prospects and similar matters. In fact, this Form 10-Q (or any other periodic reporting documents required by the Exchange Act) may contain forward-looking statements reflecting our current views concerning potential future events or developments. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this Form 10-Q. The cautionary statements made in this Form 10-Q should be read as being applicable to all forward-looking statements wherever they appear. Our operations are subject to a variety of risks and uncertainties and the following risk factors are not to be considered a definitive list of all risks associated with our operations and should be read in conjunction with the risks and uncertainties contained in our other filings with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These Cautionary Statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors, including those discussed below, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the operations, performance and results of our business are described in more detail below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

OUR PRODUCTION OF PLANTS MAY BE ADVERSELY AFFECTED BY A NUMBER OF AGRICULTURAL FACTORS BEYOND OUR CONTROL.

         Our production of plants may be adversely affected by a number of agricultural risks, including disease, pests, freezing conditions, snow, drought or other inclement weather, and improper use of pesticides or herbicides. These factors could cause production difficulties which could damage or reduce our inventory, resulting in sales, profit and operating cash flow declines, which could be material.

INCREASES IN WATER PRICES OR INSUFFICIENT AVAILABILITY OF WATER COULD ADVERSELY AFFECT OUR PLANT PRODUCTION, RESULTING IN REDUCED SALES AND PROFITABILITY.

         Plant production depends upon the availability of water. Our nurseries receive their water from a variety of sources, including on-site wells, creeks, reservoirs and holding ponds, municipal water districts and irrigation water supplied to local districts by facilities owned and operated by the United

States acting through the Department of Interior Bureau of Reclamation. The loss or reduction of access to water at any of our nurseries could have a material adverse effect on our business, results from operations and operating cash flows. In addition, increases in our costs for water could adversely impact our profitability and operating cash flows.

         Our nursery in Arizona receives its water from on-site wells. Under Arizona's Groundwater Management Act, these wells have been issued "grandfathered non-irrigation water" permits which limit the amount of groundwater we can use. The availability of water depends on the groundwater aquifer, which at this time, we believe is adequate to supply our needs for this nursery as it is currently operated.

         Our northern California and Oregon nurseries rely primarily on surface water supplies and, therefore, may experience fluctuations in available water supplies and serious reductions in their supplies of surface water in the event of prolonged droughts. If such reductions occur, those nurseries would have to rely on backup water supplies which are more costly than surface water supplies.

         The use and price of water supplied by facilities owned and operated by the Bureau of Reclamation, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Such water is used at our Northern California nursery and is the source of a substantial majority of the water for our Oregon nursery. While we believe we are in material compliance with applicable regulations and maintain a compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to us. Any such change could have a material adverse effect on our business, results of operations and operating cash flows.

         The reclamation regulations govern who may hold an interest in irrigation lands. Under the reclamation regulations, persons having a direct or indirect beneficial economic interest in us will be treated as "indirect holders" of irrigation land owned by us in proportion to their beneficial interest in us. If any holder of our common stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in our irrigation land, we may not be eligible to receive reclamation water on this land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person:

         o who is a citizen of the United States or an entity established under federal or state law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development); and

         o whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project, when added to such person's attributed indirect ownership of irrigation land owned by us, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities).

         While our restated certificate of incorporation contains provisions intended to prohibit ineligible holders of irrigation land from owning our common stock, such provisions may not be effective in protecting our right to continue to use reclamation water.


WE FACE RISKS ASSOCIATED WITH SUDDEN OAK DEATH.

         Our California nurseries use soil media containing redwood sawdust. Redwood trees have been found susceptible to a disease called Sudden Oak Death
(SOD) that has affected several species of trees and shrubs in California and Oregon. The U.S. Department of Agriculture and the California Department of Forest & Agriculture have enacted regulations relating to sudden oak death and, although they have not regulated soil media, they may regulate soil media in the future. Under current regulations, we are unable to ship products we grow in our Northern California facilities, Vacaville and Winters, to Canada. If these regulatory authorities enact restrictive regulations on soil media containing redwood sawdust, we may be required to modify our growing procedures and may be required to develop alternatives to the soil media we use. We may not be able to successfully develop cost effective alternatives to using Redwood sawdust in the soil media we use, or if we do develop such alternatives, implement the use of the alternatives in a manner, which does not disrupt our growing process or our sales.

         SOD can infect the leaves and branches of a number of plants grown by us. Rhododendron and camellias are current plants that we grow that are on the SOD host list. If the soil media we use or a significant number of our products become infected with SOD, our products could be subject to quarantine by regulatory authorities, which would result in significant lost sales and would have a material adverse effect on our business, results from operations and operating cash flows. Additional or more stringent regulations concerning SOD could have a material adverse effect on us.

BECAUSE OUR BUSINESS IS HIGHLY SEASONAL, OUR REVENUES, CASH FLOWS FROM OPERATIONS AND OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

         Our business is highly seasonal. The seasonal nature of our operations results in a significant increase in our working capital during the growing and selling cycles. As a result, operating activities during the first and fourth quarters use significant amounts of cash, and in contrast, operating activities for the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis. The principal factor contributing to this variability is weather, particularly on weekends during the peak gardening season in the second quarter. Unfavorable weather conditions during the peak gardening season could have a material adverse effect on our net sales, cash flows from operations and operating income.

Other factors that may contribute to this variability include:


         o    shifts in demand for live plant products;

         o changes in product mix, service levels and pricing by us and our competitors;

         o    period-to-period changes in holidays;

         o    the economic stability of our retail customers; and

         o    our relationship with each of our retail customers.


BECAUSE WE DEPEND ON A CORE GROUP OF SIGNIFICANT CUSTOMERS, OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED IF OUR KEY CUSTOMERS REDUCE THE AMOUNT OF PRODUCTS THEY PURCHASE FROM US.

         Our top ten customers together accounted for approximately 78% of our net sales in 2002. Our largest customer, The Home Depot, accounted for approximately 47% of our 2002 net sales. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our retail customers, and they may not continue to purchase our products.

         The loss of, or a significant adverse change in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant retail customers, losses arising from retail customers' disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

OUR BUSINESS AND OPERATIONS COULD BE ADVERSELY AFFECTED BY DECLINING SALES TO KMART.

         Kmart, one of our largest customers in terms of sales in 2002, filed for bankruptcy relief under Chapter 11 of the bankruptcy code in January 2002 and emerged from the Chapter 11 reorganization process in May 2003. During the year ended December 31, 2002, our net sales to Kmart were approximately $8.0 million, a decrease of $8.6 million from 2001. During the first nine months of 2003, our net sales to Kmart have been $1.9 million less than the comparable period in 2002 and we currently believe sales to Kmart during 2003 will be less than our sales to Kmart in 2002. Our results of operations and operating cash flows could be adversely impacted if we are not able to replace the sales formerly made to Kmart.

WE FACE INTENSE COMPETITION, AND OUR INABILITY TO COMPETE EFFECTIVELY FOR ANY REASON COULD ADVERSELY AFFECT OUR BUSINESS.

         Our competition varies by region, each of which is highly competitive. Although many of our largest customers are national retailers, buying decisions are generally made locally by our customers. We compete primarily on the basis of breadth of product mix, consistency of product quality, product availability, customer service and price. We generally face competition from several local companies and usually from one or two regional companies in each of our current markets. Competition in our existing markets may also increase considerably in the future. Some of our competitors may have greater market share in a particular region or market, less debt, greater pricing flexibility or superior marketing or financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, result of operations and operating cash flows.

OUR NURSERY FACILITY IN IRVINE, CALIFORNIA IS ENTIRELY ON LEASED LAND AND WE DO NOT EXPECT THE LEASES TO BE EXTENDED BEYOND THEIR CURRENT TERMS.

         Our 542-acre nursery facility and headquarters in Irvine, California are entirely on leased land. We recently entered into an amended lease agreement for this facility in which 63 new acres were added and the lease expiration schedule was changed. Under the amended lease agreement, the lease on 114 acres expires on June 30, 2006, the lease on 140 acres expires on December 31, 2006, and the lease on the remaining 288 acres expires on December 31, 2010. We do not expect these leases to be extended beyond their current terms. For the 254 acres that will expire in 2006, we are developing plans to transition a majority of the production to our Allendale, California facility and the remaining production to the parcel recently added to our facility in Irvine. For the 288 acres that will expire at the end of 2010, we will be required to establish new production facilities or transition production to existing facilities. We may incur substantial costs in connection with the establishment of these new production or the transition of production to existing facilities.

         We may not be successful in executing our transition plan or establishing suitable replacement production facilities. If we are unsuccessful in these efforts, our net sales, cash flows and operating income could be materially adversely affected. In addition, when we vacate 254 acres in 2006, we currently estimate that we will incur approximately $300,000 of removal and remediation costs. We may incur significant expenses beyond what we have forecasted if additional remedial action is required. Significant costs in excess of our estimates could have a material adverse effect on us.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS THAT GOVERN, AND IMPOSE LIABILITY, FOR OUR ACTIVITIES AND OPERATIONS. IF WE DO NOT COMPLY WITH THESE LAWS AND REGULATIONS, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We are subject to federal, state and local laws and regulations that govern, and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes. Some of our nursery operations are conducted near residential developments, which could increase our exposure to liability for the environmental effects of our operations. Our operations have resulted, or may result, in noncompliance with or liability for cleanup under these laws. In addition, the presence of hazardous substances on our properties, or the failure to properly remediate any resulting contamination may adversely affect our ability to sell, lease or operate our properties or to borrow using them as collateral. In some cases, our liability may not be limited to the value of the property or its improvements. We cannot assure you that these matters, or any similar matters that may arise in the future, will not have a material adverse effect on us.

         Certain of our operations and activities, such as water runoff from our production facilities and the use of certain pesticides, are subject to regulation by the United States Environmental Protection Agency and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting our operations and profitability. In addition, we must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on us.

CHANGES IN LOCAL ZONING LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

         We are subject to local zoning laws regulating the use of our owned and leased property. Some of our facilities are located in areas experiencing rapid development and growth, which typically are characterized by changes in existing zoning. Changes in local zoning laws could require us to establish new production facilities or transition production to other facilities, which could have a material adverse effect on our cash flows and results of operations.

COMPLIANCE WITH, AND CHANGES TO LABOR LAWS, PARTICULARLY THOSE CONCERNING SEASONAL WORKERS, COULD SIGNIFICANTLY INCREASE OUR COSTS.

         The production of our plants is labor intensive. We are subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern matters such as minimum wage requirements, overtime and working conditions, including, but not limited to, federal and state health and worker safety rules and regulations. A large number of our seasonal employees are paid at or slightly above the applicable minimum wage level and, accordingly, changes in minimum wage laws could materially increase our costs. Non-U.S. nationals comprise a large portion of our seasonal employee workforce and changes to U.S.

immigration policies that restrict the ability of immigrant workers to obtain employment in the United States and which contribute to shortages of available seasonal labor could increase our costs. Non-compliance with applicable regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities, result in fines or loss of a portion of our labor force or otherwise have a material adverse impact on our business and results of operations.

OUR TRANSPORTATION COSTS ARE SIGNIFICANT AND WE DEPEND ON INDEPENDENT CONTRACTORS FOR TRUCKING SERVICES TO SHIP LARGE QUANTITIES OF OUR PRODUCTS AND INCREASES IN TRANSPORTATION COSTS, CHANGES IN AVAILABLE TRUCKING CAPACITY AND OTHER CHANGES AFFECTING SUCH CARRIERS, AS WELL AS INTERRUPTIONS IN SERVICE OR WORK STOPPAGES, COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         We rely extensively on the services of agents and independent contractors to provide trucking services to us. Transportation costs accounted for approximately 21% of our net sales in 2002. Our ability to ship our products, particularly during our peak shipping seasons, could be adversely impacted by shortages in available trucking capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service, or increases in the cost of fuel, taxes and labor, and other factors not within our control. We compete with other companies who ship perishable goods for available trucking capacity and, accordingly, reductions in capacity or shortages of the agents and independent contractors who provide trucking services to us could potentially adversely impact our sales. Significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers in the form of higher prices for our products. Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial condition and operating cash flows.

WE ARE CURRENTLY IMPLEMENTING A NEW ENTERPRISE RESOURCE PLANNING SOFTWARE PROGRAM, AND UNEXPECTED DELAYS, EXPENSES OR DISRUPTIONS IN THE IMPLEMENTATION OF SUCH SOFTWARE PROGRAM COULD DISRUPT OUR BUSINESS OR IMPAIR OUR ABILITY TO MONITOR OUR OPERATIONS, RESULTING IN A NEGATIVE IMPACT ON OUR OPERATIONS, FINANCIAL CONDITION AND OPERATING CASH FLOWS.

         In two of our nurseries we have implemented a new enterprise resource planning software program which we utilize for production planning and inventory purposes. Over time, we intend to continue the implementation of this software program to our other nursery facilities. Our distribution and sales order system, however, remains on our prior computer information systems. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our management information and reporting systems, which could disrupt our operations or otherwise impair our ability to monitor our operations and have a negative impact on our business, results of operations, financial condition and operating cash flows.

OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT BE SUCCESSFUL.

         Our success is based, in part, upon our ability to discover and develop new products that customers will want. As a result, we continue to invest in research and development in order to enable us to identify and develop new products to meet consumer demands. Despite investments in this area, our research and development may not result in the discovery or successful development of new products which will be accepted by our customers.

OUR CURRENT PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

         Investment partnerships controlled by Madison Dearborn Partners, Inc. beneficially own approximately 54% of the outstanding common stock of Hines Horticulture and have sufficient voting power to control, or at the least significantly influence, the election of directors and the approval of other actions requiring the approval of our shareholders. In addition, Madison Dearborn Partners has two of its designees on Hines Horticulture's six-member board of directors. Madison Dearborn Capital Partners, L.P., was a guarantor of the $30 million seasonal revolver under Hines Nurseries' prior Credit Facility, but is not a guarantor of the new Senior Credit Facility or the new Senior Notes. The interest of Madison Dearborn Partners may conflict with your interests as a holder of the Senior Notes.

OUR BUSINESS WILL SUFFER IF CERTAIN SENIOR EXECUTIVES DISCONTINUE EMPLOYMENT WITH US OR IF WE ARE UNABLE TO RECRUIT AND RETAIN HIGHLY SKILLED STAFF.

         Our success is largely dependent on the skills, experience and efforts of our senior management, including Robert A. Ferguson (Acting Chief Executive Officer and President and Chief Operating Officer) and Claudia M. Pieropan (Chief Financial Officer, Secretary and Treasurer). The loss of services of one or more members of our senior management could have a material adverse effect on us. We do not maintain key-man life insurance policies on any members of management. No members of senior management are bound by non-compete agreements, and if any such members were to depart and subsequently compete with us, such competition could have a material adverse effect on us. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled growers and sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

WE COULD BE REQUIRED TO RECORD A MATERIAL NON-CASH CHARGE TO INCOME IF OUR RECORDED GOODWILL IS IMPAIRED.

         On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." SFAS 142 requires that goodwill and certain other intangible assets be tested for impairment at least annually or whenever evidence of potential impairment exists. Under SFAS 142, we are required to recognize an impairment charge for the write-down of our goodwill if the fair values of our net assets are less than their current recorded book values. As a result of this impairment analysis, we recorded a goodwill impairment charge effective as of January 1, 2002 of $55.1 million, net of tax. As required, we also tested goodwill for impairment as of December 31, 2002, and we determined that there was no potential impairment of goodwill as of December 31, 2002.

         As of September 30, 2003, we had $43.0 million of goodwill. The market price of our common stock is considered a factor for purposes of determining whether our goodwill has been impaired. The market price for our common stock has declined significantly since December 31, 2002. If our net book value exceeds our market capitalization, this could indicate a potential impairment to goodwill. Should we determine that our fair value is less than our book value, we could be required to record a non-cash impairment charge to earnings in the period in which our goodwill becomes impaired. The amount of this non-cash charge could substantially exceed the difference between our book value and fair value. Accordingly, a goodwill impairment charge could have a material adverse effect on our earnings and stockholders' equity in the period in which it is taken.

PRICE INCREASES OF CERTAIN RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

         We and our competitors are vulnerable to price increases for raw materials. For 2002, raw material costs accounted for approximately 19% of net sales. We do not have long-term contracts with the majority of our raw material suppliers. Increases in the cost of raw materials essential to our operations, including seed, plastic, chemicals and fertilizer, would increase our costs of production. Significant increases in the price of petrochemicals or a scarcity of raw materials essential to plant propagation could have a material adverse effect on our business. We may not be able to pass such price increases on to our customers in the form of higher prices for our products, which could materially adversely affect our results of operations and operating cash flows.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS AND PROSPECTS MAY BE HARMED.

         Our success depends in part on proprietary techniques and plant designs. Although we attempt to protect our proprietary property and processes through a combination of patents, trade secrets and non-disclosure agreements, these may be insufficient. Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

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